EXHIBIT 99.1 MEMBER NEWS DATED September 5, 2007

Member News: September 5, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Re: Meeting Our Members' Liquidity and Funding needs

Yesterday, the Federal Home Loan Bank (FHLBank) Office of Finance issued a press release regarding the strong growth in FHLBank advances and consolidated obligations over the past several weeks. This growth reflects an increased demand for liquidity as other available sources of funding have become more constrained-and more expensive-with the recent volatility in the capital markets.

The Federal Home Loan Bank of Seattle, too, has experienced a significant increase in advance volumes. Advances outstanding, which were $28.1 billion as of June 30, 2007, increased to approximately $41.1 billion as of August 31, 2007. As generally has been true for our advance business, a significant percentage of new advances is attributable to larger members.

In our conversations with Seattle Bank members regarding the events of the past few weeks, we have heard two recurring questions. First, does the Seattle Bank expect that it will have sufficient capacity to meet the liquidity needs of its members? Second, how much exposure does the Seattle Bank have to the subprime mortgage market? These are very important questions, and we want to share our thoughts on this topic.

In response to the first question, the Seattle Bank carefully manages its balance sheet to ensure that it can serve not only large and frequent borrowers, but also those who rely on the Seattle Bank as their back-up source of liquidity, and we focus on maintaining sufficient capacity for this purpose. Our recent advance growth demonstrates our ability to respond to increased member demand for advances. The fact that we have grown our capital along with our advance volumes has further strengthened our liquidity position.

Second, with the recent weakness in the subprime mortgage market, we have reviewed our advance collateral and mortgage-backed securities (MBS) portfolio to confirm our minimal exposure to subprime loans. As of August 31, 2007, approximately 0.7 percent of our $41.1 billion advance portfolio was secured by loans with characteristics that could be considered subprime. Due to the higher risk associated with these mortgages, they are significantly discounted to further limit our exposure in this area. Our MBS investments are AAA rated and significantly credit enhanced; none have been identified as subprime, downgraded, or placed on a rating agency watch list.

The FHLBanks were created to serve as a primary source of liquidity to the U.S. housing market. FHLBank consolidated obligations are AAA rated, allowing the FHLBanks to efficiently access the capital markets for favorably priced funding, even in these challenging times.

We encourage you to use your Seattle Bank cooperative. In addition to our traditional advance offerings, we offer a number of structured advances that can serve as useful tools for managing your balance sheet and interest-rate risk, as well as helping to meet your liquidity and funding needs. We invite you to contact your Seattle Bank relationship manager with any questions you have regarding our products and services.

As always, we appreciate your business and welcome the opportunity to serve your business.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and Chief Executive Officer